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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                      INTERNATIONAL RECTIFIER CORPORATION
--------------------------------------------------------------------------------
                              (Name of Issuer)

                               COMMON STOCK
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                               460254-10-5
                     ----------------------------------
                              (CUSIP Number)

                            DECEMBER 31, 1999
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


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CUSIP No. 460254-10-5
          -----------

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 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     ERIC LIDOW
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
     UNITED STATES
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 Number of Shares             (5) Sole Voting Power
 Beneficially                       2,512,748*
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    2,512,748*
                             --------------------------------------------------
                              (8) Shared Dispositive Power

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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                    2,512,748*
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        /X/
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(11) Percent of Class Represented by Amount in Row (9)
                                    4.8%
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(12) Type of Reporting Person (See Instructions)
                          IN
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ITEM 1(a)         NAME OF ISSUER:
                  INTERNATIONAL RECTIFIER CORPORATION

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  233 KANSAS STREET
                  EL SEGUNDO, CALIFORNIA 90245

ITEM 2(a)         NAME OF PERSON FILING:
                  SEE ITEM 1 OF PAGE 2

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                  233 KANSAS STREET
                  EL SEGUNDO, CALIFORNIA 90245

ITEM 2(c)         CITIZENSHIP:
                  SEE ITEM 4 OF PAGE 2

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:
                  COMMON STOCK

ITEM 2(e)         CUSIP NUMBER:
                  460254-10-5

ITEM 3            N/A

ITEM 4            OWNERSHIP:
                  SEE ITEMS 5 THROUGH 11 OF PAGE 2 AND FOOTNOTE BELOW

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING /X/

ITEMS 6-9         NOT APPLICABLE

                                   Page 3 of 4

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ITEM 10.          CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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  *    AMOUNT IS AS OF DECEMBER 31, 1999, AND INCLUDES 341,200 SHARES
EXERCISABLE UNDER THE COMPANY'S STOCK OPTION PLANS. NOT INCLUDED IN THIS AMOUNT ARE 87,634 SHARES HELD BY THE LIDOW FOUNDATION, OF WHICH I AM A DIRECTOR. I DISCLAIM ANY BENEFICIAL OWNERSHIP IN ANY OF THESE SHARES.






SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 /s/ ERIC LIDOW
                                 ------------------------------
                                 ERIC LIDOW


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